Exhibit 10.1

FIRST AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL

MULTI-TENANT LEASE

MODIFIED NET

BETWEEN

eGAIN CORPORATION

AND

D.R. STEPHENS INDUSTRIAL PARTNERS, LLC

(Successor in Interest to DeGuigne Ventures, LLC)

This First Amendment to Lease (“First Amendment”) is dated this 14 day of May, 2014, by and between eGain, a California Corporation (“Lessee”) and D. R. Stephens Industrial Partners, LLC (“Lessor”), a California limited liability company.

RECITALS

A. Original Lease: On May 9, 2011, Lessee and DeGuigne Ventures, LLC (“Prior Owner”), entered into a Lease covering approximately 20,640 leasable square feet (the “Lease”) of space located at 1252 Borregas Avenue, Sunnyvale, California (“Premises”).

B. Desire to Amend: Lessor and Lessee desire to amend the Lease as set forth below.

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants herein contained and for other good and valuable consideration, the parties agree as follows:

1. Controlling Document: When there is a conflict between the First Amendment and the Lease, the First Amendment shall control.

2. Term: The Original Term of the Lease is hereby extended for approximately sixty-four (64) months commencing November 30, 2016, and ending March 31, 2022.  Expiration Date is hereby amended to mean March 31, 2022

3. Expansion: Lessee shall expand into the approximately 21,901 square foot adjacent space (“Expansion Space”) currently occupied by Adesto Technologies (“Adesto”) when Adesto vacates and the Expansion Space is delivered to Lessee in the conditioned set forth in Paragraph 2.2 of the Lease (“Expansion Space Commencement Date”). Delivery is estimated to be August 5, 2015. Lessor shall not extend the terms of the lease with Adesto or allow Adesto s to holdover and shall use best efforts to cause Adesto to vacate the Expansion Space on or before August 5, 2015.  The Original Term for the Expansion Space shall expire on the amended Expiration Date (or March 31, 2022).

4. Rent:

Existing Space/Extension (approximately 20,640 square feet)

Present thru November 30, 2016	Per Current Lease
December 1, 2016 thru November 30, 2017	$44,376.00 ($2.15/sf) per month
December 1, 2017 thru November 30, 2018	$45,614.40 per month
December 1, 2018 thru November 30, 2019	$46,852.80 per month
December 1, 2019 thru November 30, 2020	$48,091.20 per month
December 1, 2020 thru November 30, 2021	$49,329.60 per month
December 1, 2021 thru March 31, 2022	$50,568.00 per month

Expansion Space (approximately 21,901 square feet)

Expansion Space Commencement Date*
thru November 30, 2017	$47,087.15 per month
December 1, 2017 thru November 30, 2018	$48,499.76 per month
December 1, 2018 thru November 30, 2019	$49,954.76 per month
December 1, 2019 thru November 30, 2020	$51,453.40 per month
December 1, 2020 thru November 30, 2021	$52,997.00 per month
December 1, 2021 thru March 31, 2022	$54,586.91 per month

5. Expansion Space Free Rent: Base Rent for the Expansion Space shall be abated for the initial four full months following the Expansion Space Commencement Date.

6. Tenant Improvement Allowance: Lessor shall provide Lessee with a tenant improvement allowance up to $410,643.75.  Lessee shall be responsible for all cost associated with any Tenant-Owned Alterations and/or Utility Installation in the Expansion Space and all work associated thereto shall be done by a reputable contractor. Tenant Improvement Allowance shall be paid by Lessor 50% after December 5, 2015 and the remaining funds after November 22, 2016.  However, prior to the dates set forth above, Landlord shall disburse such amounts to Tenant within thirty (30) days upon receipt of invoices, receipts, or other documents reasonably requested by Landlord to substantiate the actual cost of the Tenant-Owned Alterations and/or Utility Installation in the Expansion Space.  Upon those dates provided above, if Landlord has not already distributed such amounts, then Landlord shall distribute the remaining Tenant Improvement Allowance up to 50% on December 5, 2015 and the remaining Tenant Improvement Allowance on November 22, 2016.  Costs shall include fees, architectural costs, permits, and other related improvement costs.

7. Management Fee: The property management fee as set forth in Section 4.2(a)(iii) of the Original Lease is replaced with 3% of Total Gross Rent.

8. Cap on Tax Increase: Real Property Taxes shall not increase by more than 6% cumulative over the Real Property Taxes for the prior year.

9. Options to Renew: Lessee is given the option to extend the term subject to all of the provisions contained in this Lease, except for monthly Base Rent shall be adjusted has provided in this Paragraph 9, for a period of five (5) years (“First Extended Term”) following the expiration of the Original Term (i.e., March 31, 2022), by giving notice of exercise of the option (“Option Notice”) to Lessor at least six (6) and no more than nine (9) months before the Expiration Date.  If Lessee is in Default beyond the applicable notice and cure periods on the date of giving the Option Notice, the Option Notice shall be totally ineffective, or if Lessee is on Default beyond the applicable notice and cure periods on the date the First Extended Term will commence, Lessor may elect that the First Extended Term shall not commence and this Lease shall expire at the end of the original Term. The Base Rent shall be set at the commencement of the First Extended Term at 100% of the fair market (based upon same or similar use) rent for lease extensions for similar premises in similar buildings in Sunnyvale. The parties shall have thirty (30) days after Lessor receives the Option Notice in which to agree on monthly Base Rent during the First Extended Term. If the parties agree on the monthly Base Rent for the First Extended Term during that period, they shall immediately execute an amendment to this Lease stating the base monthly rent for the First Extended Term (provided however, failure of either party to execute such amendment shall not affect the exercise of the option by Lessee). If the parties are unable to agree on the monthly Base Rent for the First Extended Term within that period, then within thirty (30) days after the expiration of that period, each party, at its cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years’ full-time commercial appraisal experience in the area in which the Premises are located, to appraise and set the monthly Base Rent for the First Extended Term. If they are unable to agree within ten (10) days after the second appraiser has been appointed, they shall attempt to elect a third appraiser meeting the qualifications stated in this paragraph within ten (10) days after the last day the two appraisers are given to set the monthly Base Rent. If they are unable to agree on the third appraiser, either of the parties to this Lease, by giving thirty (30) days’ notice to the other party can apply to the President of the county real estate board of Santa Clara County, or the Presiding Judge of the Superior Court of that County, for the selection of a third appraiser who meets the qualifications stated in this paragraph. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party. Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers shall set the monthly Base Rent for the First Extended Term. If a majority of the appraisers are unable to set the monthly Base Rent within the stipulated period of time, then the monthly Base Rent for the premises during the First Extended Term shall be the median value of the three appraisers.  For the purposes of this Paragraph 9, an original Tenant as described in Paragraph 39 of the Lease shall include a Permitted Transferee.

10. Terms and Conditions: All other terms and conditions to be in accordance with the Lease and First Amendment.  As amended hereby, the Lease is hereby ratified and confirmed in all respects, unless specifically amended herein, all of the terms of the Lease remain the same.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their duly authorized representatives as of the day and year first above written.

LESSOR	LESSEE
D.R. STEPHENS	eGAIN Corporation
INDUSTRIAL PARTNERS, LLC

by	/s/ Lane B. Stephens	by	/s/ Eric Smit
Lane B. Stephens, Manager
Eric Smit
(please print name)

CFO
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